October 28, 2016

Trust for Professional Managers
615 East Michigan Street, 2nd Floor
Milwaukee, Wisconsin  53202

Re:	Snow Capital Focused Value Fund (Class A and Institutional Class Shares)
Snow Capital Dividend Plus Fund (Class A and Institutional Class Shares)

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Post-Effective Amendment No. 582 to the Registration Statement on Form N‑1A (Registration No. 333-62298; 811-10401) (the “Registration Statement”) relating to the sale by you of an indefinite number of Class A and Institutional Class shares (the “Shares”) of beneficial interest, $0.001 par value, of the Snow Capital Focused Value Fund and the Snow Capital Dividend Plus Fund (each, a “Fund” and together, the “Funds”), each a series of Trust for Professional Managers (the “Trust”), in the manner set forth in the Registration Statement (and the prospectus of each Fund included therein).

We have examined: (a) the Registration Statement (and the prospectus of each Fund included therein), (b) the Trust’s Declaration of Trust and Bylaws, as amended and restated, (c) certain resolutions of the Trust’s Board of Trustees and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

For purposes of rendering this opinion, we have assumed that:  (a) the Registration Statement remains effective; (b) all offers and sales of the Shares will be conducted in accordance with the Registration Statement and in compliance with applicable prospectus delivery requirements and state securities laws; (c) the Shares will be issued in accordance with the Trust’s Declaration of Trust and Bylaws, as amended and restated, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares; and (d) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Trust.

October 28, 2016

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

16306802.2